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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our reports dated December 18, 1995 relating to the financial statements of Suburban Propane Partners, L.P.,
Suburban Propane GP, Inc. and Suburban Propane (a division of Quantum Chemical Corporation), which appear in such Prospectus. We also consent to the application of our reports relating to the Suburban Propane financial statements (the 'Suburban Propane reports') to the Financial Statement Schedule for the years ended September 30, 1995 and October 1, 1994 and for the nine month period ended September 30, 1993 listed under Item 16(b) of this Registration Statement when such schedule is read in conjunction with the financial statements referred to in the Suburban Propane reports. The audits referred to in the Suburban Propane reports also included this schedule. We also consent to the reference to us under the headings 'Experts' and 'Selected Financial Data' in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such 'Selected Financial Data.'



Price Waterhouse LLP

PRICE WATERHOUSE LLP
Morristown, New Jersey
August 28, 1996


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